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LAMAR ADVERTISING COMPANY
5551 Corporate Boulevard
Baton Rouge, LA 70808

Company Contact:     Keith A. Istre
                     Chief Financial Officer
                     (504) 926-1000



Date:  February 10, 1997

                           LAMAR ADVERTISING COMPANY

   LAMAR ADVERTISING ANNOUNCES AGREEMENT TO ACQUIRE PENN ADVERTISING, INC.


Baton Rouge, LA -- Monday, February 10, 1997 -- Lamar Advertising Company (Nasdaq: LAMR), a leading outdoor advertising company, today announced that it has signed a definitive agreement to acquire all of the outstanding stock of Penn Advertising, Inc. at a cash purchase price of approximately $167 million. In this latest acquisition, Lamar will acquire approximately 8,429 displays located in the Eastern and Northeastern United States. The transaction is subject to customary closing conditions, including required regulatory approvals.

Penn Advertising, Inc. operates in nine markets throughout the states of Pennsylvania, New York and Maryland. The markets are Erie, PA, Altoona, PA, Reading, PA, Williamsport, PA York/Lancaster, PA, Baltimore, MD, Syracuse, NY, Buffalo, NY and Rochester, NY.

Penn Advertising, Inc. is majority owned by an institutional fund managed by an affiliate of Trust Company of the West, an asset management company based in Los Angeles, California. The remaining interests are being sold by Penn management and Appleton, Inc. of York, Pennsylvania. At closing, approximately $50 million of the sale proceeds will be applied by the Penn shareholders to repay all outstanding debt of Penn Advertising, Inc.

According to Kevin P. Reilly, Jr., president and chief executive officer of Lamar, "Penn Advertising further enhances our Eastern and Northeastern presence by expanding our initial presence into Pennsylvania that began with the recent acquisition of FKM Advertising and introduces Lamar to the bordering states of Maryland and New York."

Lamar's operating emphasis focuses on markets with a media industry ranking based on population between 50th and 250th in size. As such, the Company may consider a sale or exchange for like kind property of one or more of the larger Penn markets.
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Lamar Advertising Company is an owner and operator of outdoor advertising structures with 41 primary markets in 15 Southeastern, Midwestern and mid-Atlantic states. Lamar also operates the largest logo sign business in the United States with 61,000 logo advertising displays in 18 of the 22 states that currently have privatized logo programs and the province of Ontario, Canada. Lamar has also recently expanded into the transit advertising business, which includes advertising on bus shelters, buses and benches.

For additional information contact:

Keith A. Istre
Chief Financial Officer
Baton Rouge, Louisiana
(504) 926-1000

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